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                                                                   EXHIBIT 10.24


                          PRODUCT DEVELOPMENT AGREEMENT

         This PRODUCT DEVELOPMENT AGREEMENT (hereinafter the "Agreement") is made as of this 31st day of July, 1996, by and between COMPUTER MOTION, INC., a California corporation, having its principal place of business at 130-B Cremona Drive, Goleta, California, 93117, (hereinafter referred to as "CMI"), and The Cleveland Clinic Foundation, having its principal place of business at 9500 Euclid Avenue, Cleveland, OH 34239-3555 and its subsidiaries and affiliates (hereinafter referred to as "CFF").

                                R E C I T A L S:

         A. CMI has developed or acquired substantial expertise, know-how and technical information relating to the design, development, manufacture and testing of hardware and software for a robotic microsurgery system.

         B. CMI is in the process of developing and refining its Zeus Microsurgery Robotic System (the "Product");

         C. CMI has developed or acquired rights to valuable hardware and software incorporated in the Product (hereinafter referred to collectively as "Technology") and holds patent, copyright, trade secret, trade identity and other proprietary rights which exist in and to the Product, Proprietary Information and Technology;

         D. CMI desires to have CCF assist in the development and refinement of the Product and is willing to provide CCF a prototype Product and certain support services in connection with CCF's use thereof on such terms and conditions as are provided herein; and

         E. CCF has experience in the application of surgical techniques and equipment and in clinical research activities which it desires to apply in the use and refinement of the Product.

                               A G R E E M E N T:

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CMI and CCF, intending to be legally bound, have agreed and do hereby agree as follows:

1.       LOCATION OF DEFINITIONS

         (a) "Best Customer Rates" shall be defined as set forth in Paragraph 2(d).

         (b)      "Claims" shall be defined as set forth in Paragraph 7(b).

         (c) "CMI" shall be defined as set forth in the opening paragraph of this Agreement.

         (d) "Deliverable Items" shall be defined as set forth in Paragraph 2(a) and Exhibit A.



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         (e) Documentation shall be defined to mean technical specifications, operating manuals (as they become available), proposals, Exhibit C and other relevant data provided to CCF by CMI.

         (f) Intellectual Property Definitions:

         "Intellectual Property" means individually and collectively: all inventions, improvements or discoveries, whether patentable or not, and any technical data, software, or original works of authorship, which are conceived, made, developed or first reduced to practice in the performance of this Agreement.

         "CMI Intellectual Property" means Intellectual Property for which, pursuant to U.S. law, only investor(s) from CMI would properly be named as the inventor(s) in a corresponding U.S. patent application.

         "CCF Intellectual Property" means Intellectual Property for which, pursuant to U.S. law, only investor(s) from CCF would properly be named as the inventor(s) in a corresponding U.S. patent application.

         "CMI/CCF Intellectual Property" means Intellectual Property for which, pursuant to U.S. law, inventors from both CMI and CCF, would properly be named as inventors in a corresponding U.S. patent application.

         (g) "Product" shall be defined as set forth in Recital B.

         (h) "Production Version" shall be defined as set forth in Paragraph 2(c).

         (i) "Proprietary Information" shall be defined as set forth in Paragraph 6(a).

         (j) "Quarterly Development Offset Fees" shall be defined as set forth in Paragraph 9(e).

         (k) "Technology" shall be defined as set forth in Recital C.

         (l) "Unilateral Improvements" shall be defined as set forth in Paragraph 3(e).

2.       AGREEMENTS OF CMI

         (a) CMI agrees to use diligent, good faith efforts to deliver the "Deliverable Items" as listed on Exhibit A on the schedule specified on Exhibit
B. CMI shall incur all shipping and insurance charges for such Deliverable Items, which shall be delivered to CFF FOB Cleveland

         (b) CMI shall furnish CCF with all available documentation, operations, technical specs relating to the Product and such other materials as may be reasonably requested in writing by CCF, as they become available. In addition, CMI management and engineering personnel shall be available to answer questions and provide telephone consultation to CCF's medical and clinical personnel, such availability to be coordinated by the Clinical Engineer.




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         (c) CMI shall waive any and all fees which would otherwise be levied on
CCF related to the use of the Production Version of the Product to be delivered to CCF at the conclusion of this Agreement. The CCF will own such Production Version at the conclusion of this Agreement, and hereafter. A Production Version is defined as a system which has received all required federal regulatory approvals and is being actively marketed by CMI on the open market.

         (d) CCF shall be charged no more than "Best Customer Rates" for disposable items required to operate such Production Version. Best Customer Rates shall herein be defined as the lowest price charged by CMI to customers substantially similar to CCF with regard to annual purchase volumes.

         (e) CCF shall be charged no more than Best Customer Rates for any and all enhancements and upgrades made to Production Version for a period of (5) years following delivery of such Production Version to CCF.

3.       AGREEMENTS OF CCF

         (a) CCF agrees to pay CMI the amounts set forth at the times specified on Exhibit B, such payments to be effected by bank draft or by bank wire transfer into an account designated by CMI, as specified in writing by CMI not less than three (3) business days prior to the date such payment is due.

         (b) CCF agrees to utilize the Product in the performance of surgical procedures and to utilize its facilities, clinical personnel and their expertise to further develop and refine the Product and the Technology on a non-exclusive basis and, based solely on its independent medical and fiscal judgment.. Efforts pursuant to this Paragraph 3(b) shall be in partial consideration for the use of the Product during the term hereof and shall be uncompensated unless provided for elsewhere in this Agreement.

         (c) CCF shall, at its sole cost and expense, during the term of this Agreement, provide secure space for the storage and utilization of the Product for the conduct of the Work.

         (d) CCF shall provide CMI with reasonable access to its clinical and administrative personnel, its operating rooms and training facilities in furtherance of the rights and obligations provided under this Agreement, subject to its patient care considerations and other policies and preexisting administrative commitments.

         (e) In the event CCF desires hardware modifications which are unilaterally requested by CCF ("Unilateral Improvements") and not agreed to by CMI, CCF will be responsible for the costs thereof at a rate of [*] of the material cost relating thereto, with no additional charges being made for labor, administration or overhead. CMI shall provide CCF written estimates of any such charges and shall not commence work on such Unilateral Improvements without CCF's express written consent. Any amounts payable under this Paragraph 3(e) shall be payable by CCF within thirty (30) days of being submitted a written invoice with respect thereto by CMI. CCF retains the right to seek competitive cost estimates of




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such Unilateral Upgrades. CMI shall have the right to match any such competitive estimates. In the event CMI does not elect to match such competitive estimates, CCF shall have the right to perform such Unilateral Improvements, either through its internal resources or through a third party, so long as such third party agrees to be bound by the confidentiality and non-use provisions set forth in
Section 6 herein.

         (f) From the date specified on Exhibit B and throughout the term of this Agreement, the CCF shall retain and have in place a Clinical Engineer, to be primarily stationed at CCF, with principle responsibility for the day-to-day operations and activities relating to the Product. This CCF employee will serve as the principle liaison between CMI and the CCF. The selection, evaluation and monitoring of the Clinical Engineer's efforts shall be the CCF's sole right and responsibility. The responsibilities of the Clinical Engineer shall include, but not be limited to the following:

                  (i) The coordination of quarterly engineering meetings the location of which shall alternate between Santa Barbara and Cleveland;

                  (ii) Arranging conference calls no less than monthly between CMI engineering personnel and the clinical staff of CCF;

                  (iii) Install hardware retrofittings and software upgrades directly related to the Product;

                  (iv) Training relating to modifications and improvements to hardware and software incorporated into the Project; and

                  (v) General ongoing support of clinical studies and research relating to the development of the Product.

4.       OWNERSHIP OF THE WORK

         (a) It is acknowledged that employees of both CCF and CMI are under an obligations to assign certain inventions and discoveries developed or conceived by them to CCF and CMI, respectively, during the term of their employment. CCF and CMI warrant and represent that their respective employees shall be obligated to execute instruments necessary to cause all rights in any Intellectual Property, whether sole or joint, to be assigned to CCF and CMI, respectively, prior to any involvement in the development work.

         (b) The parties represent that this Agreement does not and will not breach any agreement with others. The parties will not disclose to the other party, or induce the other party to use, any proprietary information belonging to others. The parties agree not to enter into any agreement either written or oral in conflict herewith.

         (c) New Invention or Discovery shall mean any invention or discovery conceived or reduced to practice during and as part of the development work performed pursuant to this Agreement. The terms conceived and firs reduced to practice shall be given the meaning of those terms as they appear in 35 USC
Section 102(g).





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         (d) The parties will retain title to any patent or other intellectual property rights in New Inventions or Discoveries made solely by their respective employees in the course of the development work performed pursuant to this Agreement. New Inventions or Discoveries made jointly be CCF and CMI shall be jointly owned by the parties.

         (e) For New Inventions or Discoveries developed solely by CCF and/or jointly by CCF and CMI, that may include a method for operating the Product or a method for performing a surgical procedure, using the Product, CMI will have a right of first refusal to obtain an exclusive, worldwide, royalty-bearing license to all of CCF's rights in the New Invention or Discovery, which must be exercised within one (1) year of CMI's receipt of notice of such New Invention or Discovery. If CMI commercializes such New Invention or Discovery, CMI shall pay CCF a royalty based upon the relative contribution of parties and commercial value of such New Invention or Discovery, according to the terms of a licensing agreement to be negotiated and executed prior to the grant of any license by CCF to CMI. In the event CMI fails to exercise its right of first refusal within this one (1) year period, CCF is unrestricted in its right to commercialize such New Invention or Discovery with no further obligation to CMI.

For New Inventions or Discoveries developed solely by CCF and/or jointly by CCF and CMI, that attach directly to the Product (Attachments), CCF hereby grants CMI an exclusive, worldwide, royalty-bearing license, with right to sublicense, to all of CCF's rights in the Attachments. The specific terms of the license will be determined by the parties within twelve months of first disclosure by CCF to CMI of the Attachment. Unless otherwise agreed to by the parties, if CCF and CMI do not execute a license agreement within twelve months of disclosure of an Attachment, the license right in such Attachment granted herein is revoked whereby CMI is relieved of all obligations under the license and CCF is unrestricted in its right to commercialize such Attachment with no further obligation to CMI. The royalty rate payable to CCF based on gross sales of any licensed Attachment will be determined by mutual agreement of CCF and CMI on the basis of the following factors: cost for regulatory approval of the Attachment, measure of value added by the Attachment to the Zeus Product, relative contribution of the parties (if jointly invented), the commercial value of the Attachment, disposable/non-disposable/reusable nature of the Attachment, whether the innovation is patented or nonpatented, marketing/sale strategy of the Zeus Product and the Attachment, and such other factors as the parties deem appropriate for consideration. In addition to royalties, CCF and CMI agree to incorporate appropriate diligence terms to ensure that the Attachment is successfully commercialized, including reversion of the technology to CCF if CMI will not or can not commercialize the technology. In the event that the terms cannot be mutually agreed upon by both parties at the time of license execution, CCF and CMI agree to refer the matter to an objective third party with recognized expertise in medical device valuations. If CCF and CMI cannot agree upon a third party, they will submit the selection of the third party medical device expert to arbitration in accordance with the terms of Section 10 of this Agreement.

         (f) CMI shall be responsible for all patent costs for both CMI Intellectual Property and CMI/CCF Intellectual Property. CCF shall be responsible for patent costs for CCF Intellectual Property; however, CMI shall be responsible for patent costs for CCF Intellectual Property if CMI elects to license such technology from CCF as set out above in section (e) and CMI shall fully reimburse CCF for all patent cots incurred by CCF prior to CMI's exercise of




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its licensed rights. CCF shall promptly disclose to CMI any New Invention or
Discovery developed solely by CCF and/or jointly by CCF and CMI. CCF shall assist CMI in gaining patent protection for any New Invention or Discovery that is CMI/CCF Intellectual Property or for any CCF Intellectual Property for which CMI has exercised its right of first refusal.

         (g) If CMI elects to discontinue the financial support of the prosecution or maintenance of any patent covering a CMI/CCF Intellectual Property, CMI shall give CCF written notice of such election and CCF, at its sole expense, may file or continue prosecuting or maintaining any such applications and to maintain any Patents issuing thereon in the U.S. or any international country. CMI shall continue to be liable for any and all expenses incurred before such notice. CMI shall, by written instrument, transfer to CCF full right and title in such Intellectual Property and CCF shall not be accountable to CMI for revenues related to the sale or other disposition of the Intellectual Property.

         (h) CMI grants to CF a non-assignable, non-transferable, royalty-free license to make, use and practice CMI Intellectual Property Rights for CCF's internal, non-commercial research, education and patient care purposes.

         (i) CCF grants to CMI a non-assignable, non-transferable, royalty-free license to make, use and practice CCF Intellectual Property Rights for CMI's internal, non-commercial research purposes.

         (j) CMI and CCF reciprocally grant to each other a non-assignable, non-transferable, royalty-free license to make, use and practice CMI/CCF Intellectual Property for each parties respective internal, non-commercial research purposes.

         (k) CCF acknowledges and agrees that CMI shall have, at its sole and final discretion, the right to decide, specify or otherwise to determine the following:

                  (i) the terms of sale of the Product, including but not limited to wholesale and recommended retail price levels, discounts, and returned goods policy use fees and all related matters;

                  (ii) territories where the Product shall be, or shall not be, sold and distributed, and the method of sales and distribution, whether directly by CMI, its subsidiaries or affiliates, by a sub-licensee, or by other means;

                  (iii) the preparation, whether by CMI, or by a third party, of additional versions of the Product, compatible with other computer systems or other devices, or the preparation of any other derivative works from the Product, which at all times shall be for the sole benefit of CMI, except as otherwise agreed to by the parties in writing.

         (l) Both parties acknowledge that they shall have no claims, right or entitlement to any Intellectual Property that has been conceived, documented and/or reduced to practice by either party prior to the effective date of this Agreement.




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         (m) The provisions of this Section 4 shall survive termination or cancellation of this Agreement.

5.       EXPENSES

         Except as otherwise expressly set forth in Section 4 herein, each party shall pay its own expenses incurred by such party while engaged in the performance of their respective duties under this Agreement.

6.       CONFIDENTIALITY

         (a) Each party acknowledges and agrees that certain information which it may receive from the other party will be proprietary information to the disclosing party. Such information includes but is not limited to:

                  (i) the fact that the disclosing party intends to develop or has developed the Product;

                  (ii) any information concerning the Product and its intended marketing;

                  (iii) any information concerning the terms and conditions of this Agreement; except that CMI or CCF may disclose such terms and conditions as may be required by law;

                  (iv) nonpublic information concerning the business or finances of the disclosing party; and

                  (v) any other information which if disclosed to a third party could adversely affect a competitive advantage of the disclosing party, including expertise, know-how and technical information relating to the design, development, manufacture and testing of Technology integrated or to be integrated into the Product.

         All of (i) through (v) shall be collectively referred to herein as "Proprietary Information". The definition of Proprietary Information shall also include all information provided by one party to the other which is clearly identified as "Confidential" by the transmitting party at the time of disclosure. If such transmittal occurs orally, the transmitting party will, within a reasonable period of time of its oral disclosure, reduce such transmittal to writing, mark and identify it as confidential, and provide such record to the other party.

         Each party shall honor this obligation of confidence for a period of five (5) years from the time of disclosure.

         (b) Each party agrees, both during and after the term of this Agreement, to hold in confidence all Proprietary Information of the other party and to use at least the same degree of care to prevent the unauthorized copying, use and/or disclosure of the other party's Proprietary Information that it uses to protect its own confidential information of like importance. Further,




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each party agrees to have each of its employees, consultants, and subcontractors having access to Proprietary Information of CMI sign an agreement to protect such confidential information.

         (c) Each party agrees that the other party shall have the right to approve in advance the content, time, place and manner of any announcement or other such statement pertaining to this Agreement and the subject matter hereof, which approval shall not be unreasonably withheld. Information which CMI will not approve for public disclosure thereof includes, without limitation, the financial arrangements, development and delivery schedules.

         (d) Each party's respective obligation to hold the other party's Proprietary Information in strict confidence shall not apply to any information that:

                  (i) becomes known to the general public without breach of the non-disclosure obligations of this Agreement;

                  (ii) is disclosed by the owner of the Proprietary Information to others without restriction on disclosure;

                  (iii) is obtained from a third party without breach of a legal, contractual or fiduciary obligation to CMI or CFF; or

                  (iv) is required to be disclosed in connection with any suit, action or other dispute related to this Agreement.

         (e) Each party agrees that the unauthorized use or disclosure of the other party's Proprietary Information may cause irreparable injury to the party concerned. Accordingly, both parties agree that the remedy at law for any breach of this Section 7 may be inadequate and, in recognition thereof, agree that the party suffering from unauthorized use or disclosure shall be entitled to ex parte injunctive relief to prevent any such breach or threatened breach, without any requirement that such party post any bond therefor. Both parties further agree that all confidentiality commitments hereunder shall survive any cancellation or termination of this Agreement.

7.       CCF'S WARRANTIES AND INDEMNIFICATIONS

         (a) CCF represents and warrants to CMI as follows:

                  (i) CCF possesses full power and authority to enter into this Agreement, and to carry out its obligations hereunder.

                  (ii) With respect to any intellectual property to be developed by CCF which CCF will disclose to CMI in performance of this Agreement, CCF warrants that it has the right to make use and disclosure thereof without liability to any third party.

                  (iii) The performance of the terms of this Agreement and the performance of CCF's duties hereunder will not breach any separate




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                           agreement by which CCF is bound, or violate or
                           infringe any rights of any third party. CCF shall not, at any time during the term of this Agreement commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with this Agreement.

                  (iv) There is presently no litigation or other claim, pending or threatened, nor a fact which may be the basis of any claim, against the CCF which would restrict or prohibit the transactions contemplated by this Agreement. CCF has not taken any action or failed to take any action which would interfere with the rights of CMI under this Agreement.

         (b) CCF agrees to indemnify and hold CMI and its officers, directors, agents and employees harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorneys and expert witness fees) (collectively "Claims") which result from CCF's negligence or misuse of the Product or any infringement in the creation of the Work of any copyright, trademark or trade name, invasion of the right of privacy, publicity, or other property right of any third party; or any breach of any of the representations or warranties of CCF contained in this Agreement; including Claims incurred in the settlement or avoidance as a result of any of the foregoing; provided, however, that CMI shall give prompt written notice to CCF of the assertion of any such Claim and provided further that CCF shall have the right to select counsel and control the defense and settlement thereof, subject to the right of CMI to participate in any such action or to proceed at its own expense with counsel of its own choosing.

         (c) The representations, warranties and indemnification rights set forth in this Agreement shall survive execution of this Agreement, the performance of the obligation of CCF hereunder and cancellation or termination of this Agreement.

8.       CMI'S WARRANTIES AND INDEMNIFICATIONS

         (a)     CMI represents and warrants to CCF as follows:

                  (i) CMI possesses full power and authority to enter into this Agreement, and to carry out its obligations hereunder.

                  (ii) With respect to any intellectual property to be developed by CMI which CMI will disclose to CCF in performance of this Agreement, CMI warrants that it has the right to make use and disclosure thereof without liability to any third party.

                  (iii) The performance of the terms of this Agreement and the performance of CMI's duties hereunder will not breach any separate agreement by which CMI is bound, or violate or infringe any rights of any third party. CMI shall not, at any time during the term of this Agreement commit any act or enter into any agreement or





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                           understanding with any third party which is
                           inconsistent or in conflict with this Agreement.

                  (iv) There is presently no litigation or other claim, pending or threatened, nor a fact which may be the basis of any claim, against the CMI which would restrict or prohibit the transactions contemplated by this Agreement. CMI has not taken any action or failed to take any action which would interfere with the rights of CCF under this Agreement.

                  (v) The product and its associated software shall perform as an integrated system for the purpose of enabling minimally invasive microsurgery, encompassing some or all of the procedures set forth in the Documentation and Exhibit D herein. It is understood by both parties that the time periods referenced in Exhibit D are estimates. Both parties agree to make a good faith effort to complete each development phase in a timely manner. However, both parties understand that there is no guarantee that the development process will be completed within the time frames outlined in Exhibit D and that failure to meet these time frames does not constitute breach of this Agreement, so long as both parties otherwise act in good faith with regard to meeting their respective obligations per the terms of this agreement.

         (b) CMI agrees to indemnify and hold CCF and its officers, directors, agents and employees harmless from and against (i) any Claims of third parties to the extent caused by defects in the design and/or manufacture of the Product and (ii) any and all Claims which arise from the Product or the Technology's alleged breach of patent or other intellectual property right of others. If such a Claim is made or appears possible, CCF agrees to allow CMI to modify or replace the allegedly infringing component. CMI has no obligation under this
Section 10 for any Claim to the extent based on CCF's modification of the Product or the Technology or its combination, operation, or use with any other product, data or apparatus not specified or provided by CMI.

         (c) The representations, warranties and indemnification rights set forth in this Agreement shall survive execution of this Agreement, the performance of the obligation of CMI hereunder and cancellation or termination of this Agreement.

9.       TERM AND CANCELLATION

         (a) The term of this Agreement shall commence on the date hereof and continue until CMI delivers a Production Version of the Product, unless canceled or terminated earlier in accordance with the provisions of this Agreement ("Production Version" is defined in Paragraph 2(c)).

         (b) Subject to the terms of Section 9(c) herein, CMI or CCF may cancel this Agreement or thirty (30) days written notice to such other party without liability whatsoever.



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         (c) In the event of breach by either party, the non-breaching party shall give written notice of the breach and, within 30 days of notice, the breaching party will have an opportunity to cure such breach to the reasonable satisfaction of the non-breaching party. In the event of early termination of this Agreement for breach by either party, in addition to the terms of Section 9(c) herein, the parties retain all rights and remedies which they may have at law or in equity for harms suffered due to material breach of the other party.

         (d) With respect to CCF's payment of Purchase Price for Materials, as defined in Exhibit B and CMI's rights in the Materials, the following shall apply: for early termination, independent of claims of breach or cure by either party, CCF will retain possession of and all right and title in the Materials if all Purchase Price Monies have been paid to CMI, subject only to CMI's intellectual property rights in the Materials. In the event of termination prior to full payment by CCF, CMI retains all right and title in the Materials and CCF shall either pay the balance of sums due to CMI in exchange for ownership of the Materials, or CMI may reclaim the Materials in return for the Purchase Price Monies already paid by CCF. In the event that CCF has fully paid all Purchase Price Monies for and has full right and title in the Materials and CMI wishes to recover the Materials, CMI shall fully reimburse CCF all Purchase Price Monies in exchange for the Materials.

         (e) Any unpaid "Quarterly Development Offset Fees" payable at the time of any cancellation or termination of this Agreement shall be prorated for the portion of the applicable quarter during which this Agreement is in effect. Such prorated fees payable hereunder shall be due and payable in full upon such cancellation or termination. Quarterly Development Offset Fees are herein defined as financial obligations paid by CCF to CMI as compensation for certain development costs, including, but not limited to, travel, lodging and development of software and hardware upgrades. Upon request, CMI shall make available to CCF copies of relevant documentation which substantiates that such fees are properly utilized to fund bona fide costs associated with the development of the Product.

10.      DISPUTE RESOLUTION

         In the event of any material dispute between the parties which they are unable to resolve directly through manual, good-faith efforts, the parties agree to submit this matter for final and binding arbitration in Cleveland, Ohio in accordance with the rules of the American Arbitration Association, with costs of the proceeding, including out-of-pocket travel expenses, borne proportionate to the arbitrators' finding of fault.

11.      PUBLICATION OF SCIENTIFIC PAPERS

         CCF will have the right to publish and disclose the results of development work performed under this Agreement. In order to balance this CCF right with the proprietary interests of CMI, CCF will submit for review to CMI manuscripts, abstracts or presentations intended for publication or other public disclosure at least thirty (30) days prior to the date of submission for publication or the date of public disclosure (fifteen (15) days in the case of meeting abstracts). CMI will use reasonable efforts to complete its review promptly, and will complete its review within thirty (30) days of receipt of the submitted documents (five (5) days in the case of meeting abstracts). In the





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event that CMI requires additional time for patentability review or to file any desired patent applications, CCF will defer publication or other disclosure for an additional period of thirty (30) days, for a maximum total delay period of sixty (60) days from the date of submission of the materials to CMI.

12.      NOTICE

         (a) Any notice required or permitted by the terms of this Agreement will be given by registered mail, prepaid and properly addressed or delivered by hand or by other recognized express carrier to CMI or CCF at the respective addresses first given above or at such other address as either party hereto may designate by notice pursuant hereto. If mailed, any such notice will be deemed to have been given when received; and if delivered by hand, when received.

         (b) All communications and reports from CCF to CMI will be directed as follows:

                           Communications related to technical matters to:
                                    Yulun Wang, Ph.D.
                                    Computer Motion, Inc.
                                    130-B Cremona Drive
                                    Goleta, CA 93019

                           Communications of a legal nature to:
                                    Ken Stein, Esq.
                                    Computer Motion, Inc.
                                    130-B Cremona Drive
                                    Goleta, CA 93019

         (c) All communications from CMI to CCF will be directed as follows:

                           Communications related to technical matters to:
                                    Dr. Joseph Hahn
                                    The Cleveland Clinic Foundation (A-16)
                                    9500 Euclid Avenue
                                    Cleveland, Ohio 44195

                           Communications of a legal nature to:
                                    Mr. David Rowan
                                    General Counsel (Mail Code:  HA18)

                           Communications relating to intellectual property and licensing to:
                                    Office of Technology Transfer
                                       (Mail Code:  Wb-3)

13.      USE OF NAME

         Unless otherwise required by law, each party agrees not to use or refer to in any oral or written public statement the name, trademark, logo, symbol, or other image of the other party or that party's employee or agent without the other party's written permission, which written permission will not be unreasonably withheld. Such public statements include, but are not limited to, shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media.

14.      GENERAL

         (a) Any notice required or permitted to be sent hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or Federal Express, to the appropriate party at the address set forth above, or to such other address as such party shall have designated by notice hereunder.

         (b) This Agreement shall be governed and interpreted in accordance with the internal laws of the State of California. Any action or proceeding brought to enforce the terms of this Agreement shall be brought in Santa Barbara County, State of California, and each agrees to waive any objections to personal jurisdiction, service of process and venue in the United States District Court for Central District of California or California Superior Court for Santa Barbara County. In the event of any legal proceeding between the parties arising from this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (including reasonable attorneys' and expert witness' fees) incurred in any such proceeding.

         (c) This Agreement does not constitute CCF as the agent or legal representative of CMI, or CMI as the agent or legal representative of CCF for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or to create any obligation or responsibility in behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

         (d) CCF shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes, and other similar taxes or charges on the payments received by its agents or employees and CMI shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes, and other similar taxes or charges on the payments received by the Clinical Engineer.

         (e) Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the control of such party ("force majeure") provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure any such breach. In the event of any such force majeure, the time for performance or cure shall be extended for a period equal to the duration of the force majeure but not in excess of six (6) months.

         (f) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

         (g) Should any provision of this Agreement be held to be void, invalid, or inoperative, the remaining provisions hereof shall not be affected and shall continue in effect as though such unenforceable provision(s) had not been included herein. The name of this Agreement and the headings of the sections of this Agreement are inserted for convenience of reference only and shall not be used or relied upon in or in connection with the construction or interpretation of this Agreement.

         (h) No failure or delay by either party in exercising any right, power, or remedy hereunder shall operate as a waiver of any such right, power, or remedy. It is agreed that any remedies provided for in this Agreement shall be cumulative and shall not be exclusive of any other remedies available hereunder, or at law or in equity. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         (i) This Agreement, including the Exhibits hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof.

         (j) This Agreement may be executed in counterparts, but shall not be binding upon the parties until it has been signed by both parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

CCF:                                           CMI:

THE CLEVELAND CLINIC FOUNDATION




By:    ________________________________        By:    __________________________

Name:  ________________________________        Name:  __________________________

Title: ________________________________        Title: __________________________

                                    EXHIBIT A

                                Deliverable Items

1. Fully executed copy of this Agreement.

2. One (1) prototype of the Product.

3. Hardware upgrades and design modifications.

                                    EXHIBIT B

                   Schedule of Payments and Deliverable Items

"Purchase price for Materials" shall herein be defined as the three payments made by CCF to CMI in exchange for the delivered Zeus Product prototype. The Purchase money payments are identified herein as Performance Milestones and total [*].

                                                               Performing
   Performance Milestone            Performance Date              Party          Payment
   ---------------------            ----------------              -----          -------
Execution of Agreement            Agreement Execution          CCF and CMI
First Purchase Payment            Agreement Execution              CCF             [*]
Quarterly Development Payment     Agreement Execution              CCF             [*]
Delivery of Materials             90 Days from Execution           CCF
Second Purchase Payment           Upon Delivery of Materials       CCF             [*]
Retain Clinical Engineer          15 Days from Delivery            CCF
Final Purchase Payment            30 Days from Delivery            CCF             [*]
Quarterly Development Payment     90 Days from Execution           CCF             [*]
Quarterly Development Payment     180 Days from Execution          CCF             [*]
Quarterly Development Payment     270 Days from Execution          CCF             [*]
Quarterly Development Payment     360 Days from Execution          CCF             [*]
Quarterly Development Payment     450 Days from Execution          CCF             [*]

                                    EXHIBIT C

                               Product Components
                               ------------------

1.       Robotic Surgical Instruments
-------------------------------------

         .        Instrument Tips
         .        Two Zeus Robotic Arms
         .        2 robot cables
         .        2 10 mm collars
         .        2 sets of instrument changing hardware
         .        2 sets of hand controls
         .        2 DS Controller Boxes
         .        2 carts and means for connecting them

2.       Surgeon Control Handles
--------------------------------

         .        Handles
         .        Handle base
         .        Actuation cable which enables grasping action at the
                  instrument tips

3.       AESOP 1000 System
--------------------------

         .        Robotic laparoscopic positioner
         .        Hand and foot controls
         .        Computer controller
         .        Cart
         .        10mm collar

4.       IBM Compatible Personal Computer
-----------------------------------------

         .        2 free serial ports with minimum 38.4 Kbytes communications rate
         .        2 cables to connect the AESOP 1000DS serial ports
         .        Keyboard, monitor and personal computer
         .        User interface software

5.       Other Equipment
------------------------

         .        Cart for storing all AESOP controllers and PC
         .        3 table rail simulators and clamps

                                    EXHIBIT D

                        Zeus On-site Development Program

ZEUS DEVELOPMENT OVERVIEW

The Zeus development schedule is broken into 5 phases. The phases are designed to ensure an orderly and thorough progression for each target procedure. This schedule will allow an optimal sequencing of technical, clinical and regulatory developments. It is important that the sequence and content of each phase is adhered to. The length of time at each phase will be dependent on several factors: surgeon time commitment, complexity of the clinical objective, the nature of the technical changes required, and certain regulatory milestones.

Phases 1 and 2 are generic and apply to all surgeons participating in the project. Phases 3-5 are specific to target procedures, with each procedure progressing at different rates. For example, the development of less complicated abdominal procedures will progress through the phases more rapidly than coronary grafting research.

This staging is an important part of the underlying regulatory strategy we will employ in clearing the product through the FDA. The on-site Clinical Engineer ("CE") will maintain master phase schedules of each specific clinical project and monitor the progress of each schedule.

PHASE 1:  SYSTEM INSTALLATION

Phase Overview and Concepts
---------------------------

In phase 1, the CE will physically install the Zeus system in a safe, controlled environment. In addition to physically installing and configuring the system, the following activities are performed by the CE during this period:

         .        Establish data collection and tracking processes, including
                  IDE bench testing processes, surgeon skills measurement
                  processes, Zeus configuration tracking methods.
         .        Setup laparoscopic skills trainers.
         .        Demonstrate and promote Zeus to the key surgeons.
         .        Conduct an origination meeting in which surgeons are presented with the development schedule.
         .        Secure key surgeons' time commitments and develop a master usage schedule.

Length of Phase
---------------

 .        2 weeks

Resources Needed
----------------

 .        Full-time On-site Clinical Engineer
 .        Lab Setting for Zeus demonstrations
 .        Facilities support (e.g., wiring, electrical, logistical, etc.)
 .        2-3 hours of surgeon time to attend orientation and arrange Zeus schedule

PHASE 2:  ZEUS SKILLS DEVELOPMENT

Phase Overview and Concepts
---------------------------

The CE is the gatekeeper to the system and will maintain the Zeus master schedule. All users must schedule their time through the CE. The CE must be present at any time the system is in use. Data collection will be done primarily by the CE, although each surgeon must first understand and agree with the data collection goals.

During this phase, the surgeons will become familiar with the Zeus system and begin to benchmark their basic laparoscopic skills, both with and without Zeus. At this phase, all work will be done in an inanimate setting. Minimum levels of competency with the system are required to progress to the next phase. Engineering changes will continue during this phase, based on surgeon feedback.

Laparoscopic Skills With and Without Zeus
-----------------------------------------

During this phase, laparoscopic skills are tested and quantitatively measured in a dry lab setting. Computer Motion ("CMI") has developed standardized drills for basic laparoscopic skills and suturing skills development. Each surgeon's skills will be measured performing these drills both with and without Zeus.

This inanimate testing will continue for each user until there is a quantitative plateau of the data (i.e., testing will terminate once each user can demonstration they have traversed Zeus' basic skills the learning curve).

Data Collection and Record Keeping
----------------------------------

A record is kept of all users, time spent, and activities performed on the system. The CE will record both qualitative and quantitative observations on:

         .        laparoscopic skill tests
         .        areas of strength and weakness with Zeus
         .        desired functional changes

The CE will provide feedback to CMI on technical issues as well as surgeon feedback on potential clinical applications of the system. IDE bench-test data will be recorded per the requirements of Computer Motion's Regulatory Affairs guidelines.

Length of Phase
---------------

 .        6 weeks

Resources Needed
----------------

 .        Full-time, on-site Clinical Engineer
 .        Dry lab Setting for Zeus
 .        Surgeons:  One 1/2-day per week

PHASE 3:  PROCEDURE DEVELOPMENT

Phase Overview and Concepts
---------------------------

In this phase, the target procedures are identified by each discipline. These procedures are broken into steps and the applicability of Zeus is examined in its current state as well with feasible changes. Some engineering changes will be likely at this stage based on specialized instruments needed to proceed with procedures.

Target procedures
-----------------

Lap general surgery:
 .        small bowel reanastomosis
 .        bile duct reconstruction
 .        aortic bypass and other vascular anastomisis

Lap urology:
 .        pyloplasty
 .        radical prostatectomy

Lap gynecology:
 .        tubal reanastomosis

Open microsurgery procedures:
 .        opthamology
 .        plastic surgery
 .        neurosurgery

Thorocoscopy
 .        valve replacement
 .        angioplasty assistance
 .        arrhythmia correction
 .        coronary by-pass surgery

Surgeon Planning/Strategy
-------------------------

The surgeons will need to document each procedure, on a step-by-step basis. The applicability and usefulness of Zeus must then be determined for each step of the procedure. The instruments needed for Zeus can then be assessed and adapted by CMI engineering and the appropriate animal model can then be selected, based on the particular procedure to be performed.

Other activities at this phase include:
 .        Determine successful animal trial outcome measures
 .        Establish port placements, room setup, and Zeus setup strategy
 .        Document protocols for animals trials
 .        Identify goals for publishing and public presentation, based on animate work

Length of Phase
---------------

 .        7 weeks

Resources Needed
----------------

 .        Full-time, on-site Clinical Engineer
 .        Dry lab Setting for Zeus
 .        CMI technical support for instrument adaptations
 .        Surgeons:  Two 1/2-day per week

PHASE 4:  CADAVER AND ANIMAL MODELS

Phase Overview and Concepts
---------------------------

In this phase the Zeus system is used on cadaver and live animal models. The exact number of models required will be dependent on the difficulty of the procedure and on successful achievement of the desired outcomes.

This phase will also serve as an important data collection basis for IDE and IRB submission. Significant engineering changes are expected during this phase and might be one of the limiting factors for progression to the next phase, which will include human clinical trials.

Animal Trials Conducted
-----------------------

The number of trials needed will depend on procedure targeted, the IDE needs, the clinical challenge, and the relative success of the procedure outcomes. Each step of the procedures will be timed, as well the overall procedure. These times will be compared with those measured without the use of Zeus. Zeus and non-Zeus outcomes will also be evaluated, as appropriate. In addition, certain procedures may be included in a randomized study to compare the Zeus and non-Zeus procedures.

This phase will likely afford clinicians and CMI the opportunity to preapte and publish clinical papers, based on the outcomes of the animals trials.

Regulatory; preparation for clinical
------------------------------------

Various regulatory activities will occur during this phase in preparation for IDE, IRB, and 510(k) filings.

 .        Establish the IDE animal trial data collection forms
 .        File the IDE
 .        File the hospital IRB

Cadaver Models
--------------

In addition to live animals trials, cadaver work may be necessary in some procedures. The following activities will need to be completed in connection with these cadaver trials.

 .        Protocols and approvals completed
 .        Procedures performed
 .        Papers written

Length of Phase
---------------

 .        21 weeks

Resources needed
----------------

 .        Full time, on site Clinical Engineer
 .        Animal and cadaver lab facilities
 .        CMI technical support for entering changes
 .        Surgeons: Two 1/2-days per week

PHASE 5:  HUMAN TRAILS

Phase overview and Concepts
---------------------------

In this phase, the first human trials will be performed. This is clearly dependent on successful IDE and IRB clearance. These clinicals will be performed with Beta Zeus systems that will have the look and feel of the pre-production systems that become the actual product.

These clinical trials will generate a great deal of medial and clinical interest, and therefore it is critical that these initial procedures are successful. CMI shall approve all media coverage initiated by the Hospital during this phase.

Regulatory Objectives
----------------------

Prior to use on humans:

 .        IDE clearance must be obtained and all data collection forms and protocols completed
 .        IRB must be approved at the site
 .        All software and hardware changes must be completed and validated

During this phase, 510(k) clearance will be filed for the applications indicated

Note: The length of this phase is contingent upon a successful 510k filing. If the device is deemed PMA approval device, then the human trials might be considerably longer. A PMA approval cycle would at least double the length of this phase.

Surgeon Activities
------------------

An initial number of trials will be performed to generate a clinical experience paper. This paper will be the basis for a follow on study. A prospective, randomized study will then be initiated, based on performing the various procedures with and without Zeus, as appropriate. This follow-on study is expected to be published in surgical journals and will include the appropriate be statistical measures.

Length of Phase
---------------

 .        25 weeks

Resources Needed
----------------

 .        Full-time, on-site Clinical Engineer
 .        OR support and facilities
 .        CMI technical support for engineering changes
 .        Surgeons:  One 1/2-day per week in addition to normal surgery time